As filed with the Securities and Exchange Commission on October 14, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CCC INTELLIGENT SOLUTIONS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	98-1546280
(State or other Jurisdiction of Incorporation Or Organization)	(I.R.S. Employer Identification Number)

222 Merchandise Mart Plaza Suite 900 Chicago, IL	60654
(Address of Principal Executive Offices)	(ZIP Code))

CCC Intelligent Solutions Holdings Inc. 2021 Employee Stock Purchase Plan

CCC Intelligent Solutions Holdings Inc. 2021 Equity Incentive Plan

(Full title of the plan)

Kevin Kane

Chief Legal Officer

222 Merchandise Mart Plaza Suite 900

Chicago, IL 60654

(800) 621-8070

(Name, address and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Ross M. Leff, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.0001 per share, reserved for issuance under the CCC 2021 Equity Incentive Plan	108,571,000(2)	$10.12(3)	$1,098,738,520	$101,853.07
Common stock, par value $0.0001 per share, reserved for issuance in respect of rollover options under the CCC 2021 Equity Incentive Plan	57,663,903	$2.95(4)	$170,108,514	$15,769.06
Common stock, par value $0.0001 per share, reserved for issuance under the CCC 2021 Employee Stock Purchase Plan	7,239,000(5)	$10.12(6)	$73,258,680	$6,791.08
Total	173,473,903		$1,342,105,714	$124,413.21

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the CCC 2021 Equity Incentive Plan (the “Omnibus Incentive Plan”) and the CCC 2021 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”).

(2)

Represents shares of Common Stock reserved for issuance under the Omnibus Incentive Plan, shares of Common Stock that may again become available for delivery with respect to awards under the Omnibus Incentive Plan pursuant to the share counting, share recycling and other terms and conditions of the Omnibus Incentive Plan, and shares of common stock that may become reserved and available for delivery with respect to awards under the Omnibus Incentive Plan pursuant to the Omnibus Incentive Plan’s “evergreen” provision. In general, to the extent that any awards under the Omnibus Incentive Plan are forfeited, cancelled, terminated or expire for any reason before being exercised or settled in full in shares of Common Stock, if any awards are settled in cash or if shares issued under the Omnibus Incentive Plan are reacquired by the Registrant pursuant to a forfeiture provision, repurchase right or for any other reason, those shares will again become available for issuance under the Omnibus Incentive Plan, as will shares applied to pay the exercise or purchase price of an award or to satisfy tax withholding obligations related to any award.

(3)

Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $10.12 per share represents the average high and low sales prices of the Common Stock as quoted on the New York Stock Exchange (the “NYSE”) on October 8, 2021.

(4)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $2.95 per share (rounded up to the nearest cent) for outstanding rollover stock options granted under the Omnibus Incentive Plan.

(5)

Represents shares of Common Stock reserved for issuance under the ESPP and shares of common stock that may become reserved and available for delivery with respect to awards under the ESPP pursuant to the ESPP’s “evergreen” provision.

(6)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the NYSE on October 8, 2021.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

CCC Intelligent Solutions Holdings Inc. (“CCC” or the “Registrant”) hereby incorporates by reference into this registration statement (the “Registration Statement”) the following documents previously filed with the Securities and Exchange Commission (the “SEC”).

(1)	the Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2020, filed with the Commission on May 14, 2021 (File No. 001-39447);

(2)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the Commission on May 25, 2021 (File No. 001-39447);

(3)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on July 29, 2021 (File No. 001-39447);

(4)

the Registrant’s Current Reports on Form 8-K, filed with the Commission on January 22, 2021, February 3, 2021, February 3, 2021, April  22, 2021, May 12, 2021, July  6, 2021, July  29, 2021, August  5, 2021 and September 24, 2021 and the Registrant’s Current Report on Form 8-K/A, filed with the Commission on August 12, 2021 (File No. 001-39447);

(5)

the Registrant’s prospectus filed with the Commission on September  9, 2021 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-259142), that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(7)

the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on August 13, 2020, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except that information furnished to the Commission under Item 2.02 or Item 7.01 in Current Reports on Form 8-K and any exhibit relating to such information, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company’s bylaws provide that the Company will indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The Company has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. The form of Indemnification Agreement was filed as Exhibit 10.16 to the Company’s Current Report on Form 8-K filed on August 5, 2021.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Company will maintain standard policies of insurance that provide coverage (1) to the Company’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Incorporation of CCC Intelligent Solutions Holdings Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Registrant on August 5, 2020).

3.2	Bylaws of CCC Intelligent Solutions Holdings Inc. (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed by the Registrant on August 5, 2020).

4.2	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed by the Registrant on August 11, 2020).

5.1*	Opinion of Kirkland & Ellis LLP.

10.1*	CCC 2021 Equity Incentive Plan.

10.2*	CCC 2021 Employee Stock Purchase Plan.

23.1*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm for Dragoneer Growth Opportunities Corp.

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for CCC.

23.3*	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (see the signature page to this Registration Statement on Form S-8).

*	Filed herewith.

Item 9.

Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 14, 2021.

CCC Intelligent Solutions Holdings Inc.

By:	/s/ Githesh Ramamurthy
Name:	Githesh Ramamurthy
Title:	Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Githesh Ramamurthy and Brian Herb as his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments, including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Githesh Ramamurthy Githesh Ramamurthy	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 14, 2021

/s/ Brian Herb Brian Herb	Executive Vice President, Chief Financial and Administrative Officer (Principal Financial Officer)	October 14, 2021

/s/ Rodney Christo Rodney Christo	Chief Accounting Officer (Principal Accounting Officer)	October 14, 2021

/s/ Steven G. Puccinelli Steven G. Puccinelli	Director	October 14, 2021

/s/ William Ingram William Ingram	Director	October 14, 2021

/s/ David Yuan David Yuan	Director	October 14, 2021

/s/ Eileen Schloss Eileen Schloss	Director	October 14, 2021

/s/ Teri Williams Teri Williams	Director	October 14, 2021

/s/ Christopher Egan Christopher Egan	Director	October 14, 2021

/s/ Eric Wei Eric Wei	Director	October 14, 2021

/s/ Lauren Young Lauren Young	Director	October 14, 2021